For Immediate Release

        Investor Relations: F. Barry Bilson

(410) 539-0000

Media:  Mary Athridge

       (410) 454-4421

LEGG MASON REPORTS RESULTS FOR SECOND QUARTER

AND FIRST SIX MONTHS OF FISCAL 2008

-- Net Income of $177 Million, or $1.23 per Diluted Share for the Second Quarter,

Up 24% and 23% respectively from Prior Year Quarter --

-- Record Assets Under Management of over $1 Trillion --

Baltimore, Maryland – October 24, 2007 – Legg Mason, Inc. (NYSE: LM) today reported its operating results for the second fiscal quarter and six months ended September 30, 2007.  For the quarter, revenues were $1.17 billion, up 14% from $1.03 billion in the second quarter of fiscal 2007.  Net income was $177.5 million, or $1.23 per diluted share, up 24% and 23% respectively from $143.7 million, or $1.00 per diluted share, in the second quarter of fiscal 2007.1  Cash income (refer to page 5) was $1.60 per diluted share, up 20% from $1.33 in the corresponding second quarter of 2007.

Total Assets Under Management (AUM) increased to a record $1.012 trillion, up 13% from $891.4 billion at September 30, 2006.

Revenues for the first six months of fiscal 2008 were $2.38 billion, up 15% from the corresponding prior year period ended September 30, 2006.  Net income was $368.5 million, or $2.55 per diluted share, an increase of 23% from $299.7 million, or $2.08 per diluted share for the prior year six-month period.  Cash income (refer to page 5) was $3.25 per diluted share, up 19% from $2.74 in the first six months of fiscal 2007.

The Company repurchased 1.1 million shares of common stock during the quarter, at an aggregate cost of approximately $94 million.  The Company has available up to 3.9 million additional shares under its previously announced share repurchase program.

Comments on the Second Quarter of Fiscal 2008 Results

Raymond A. "Chip" Mason, Chairman and CEO, said, “The second quarter of fiscal 2008 was demanding, with turbulence throughout most of the quarter, particularly in the fixed income markets, and, to a lesser extent, in the equity markets. Our flows in long-term fixed income remained strong, but our equity flows continued to be difficult. Total flows of several hundred million are disappointing, to say the least.

“As you know, we are very focused on investment performance and thus we are encouraged, although cautious, by the signs of improvement we are seeing. At the end of the September quarter, 55% of our mutual fund assets rated by Morningstar were 4 or 5 stars, versus 39% of our mutual fund assets so rated at the end of June 2006, when we commenced our fund realignment. This is an important improvement and is the result of focus and discipline among key managers who are committed to long-term growth.

1 The September 30, 2006 quarter included approximately $12 million (or $0.04 per diluted share) of unanticipated distribution expenses from prior periods.

“Three of our largest equity managers continue to struggle with outflows caused primarily by recent underperformance. Having these managers fall below their long-term performance norms, all at the same time, has been challenging for us. Some of our recent equity outflows, though, reflect the significant change in our distribution profile because of the Citigroup transaction, as we move beyond our traditional channels and towards full open architecture. Penetration of new distribution platforms is progressing and this continued effort should position us to reach a much broader group of retail investors than ever before, to complement our traditionally strong base of institutional business.

“We are very pleased to have reached a new milestone of $1 trillion in global assets under management. The size and quality of our assets under management remain impressive: our managers are global, diverse and, we believe, among the best in the industry.”

Assets Under Management (AUM) Increased to $1 Trillion

Total AUM increased to a record $1.012 trillion as of September 30, 2007, up 2% from $992.4 billion as of June 30, 2007, and an increase of 13% from September 30, 2006.  Net client cash flows were $0.3 billion in the current quarter. Net client cash flows in long-term fixed income were $11 billion.  Liquidity outflows were $1 billion and there were negative client cash flows in equity of $9.6 billion.  An expected large retirement plan restructuring, and the loss of a college savings plan account, resulted in one-time outflows which contributed over $2 billion of the total equity client cash outflows.

Average AUM during the quarter were $994.7 billion, compared to $984.9 billion in the first quarter of fiscal 2008 and $870.3 billion in the second quarter of fiscal 2007.  Assets managed for non-U.S. domiciled clients represent 33% of total AUM as of September 30, 2007.

Institutional division assets grew during the quarter primarily at Western Asset Management and Brandywine Global. Assets at the Wealth Management and Managed Investments divisions declined primarily as a result of outflows in key equity products at ClearBridge Advisors, Legg Mason Capital Management and Private Capital Management.

Western Asset Management continued to win fixed-income mandates as investors shifted to bond holdings, reflecting a more conservative approach to mixed signals from the markets. Across the sector, investors continue to diversify their U.S. holdings toward a more global allocation.  Brandywine Global benefited from these market dynamics, winning global fixed-income mandates.  The Permal Group continued to perform well in the quarter and has benefited from increased interest in non-US and alternative investment products, especially fixed-income solutions.

Comparison to the Second Quarter of Fiscal 2007

Revenues increased 14% from the prior year quarter, reflecting an increase of 14% in average AUM.  Recurring investment advisory fees increased 16% from the same period last year, due to a higher level of average AUM.  Net income was $177.5 million, or $1.23 per diluted share, up 24% and 23% respectively from $143.7 million, or $1.00 per diluted share, in the corresponding second quarter of fiscal 2007.    Cash income (refer to page 5) was $231.8 million, or $1.60 per diluted share, compared to $191.7 million, or $1.33 per diluted share one year ago.

Operating expenses were 12% higher than the second quarter of fiscal 2007, primarily reflecting:

▪

A $62 million increase in compensation and benefits expenses primarily due to incentive accruals on increased revenues at the Company’s investment managers.

▪

Increased distribution expenses paid to third parties as a result of increased revenues that are passed through as a direct cost of selling our products.

▪

Increased occupancy expense related to office relocations.

▪

Increased investments in technology and data services infrastructure.

The pre-tax profit margin increased to 24.2% from 23.2% in the second quarter of fiscal 2007.  The pre-tax profit margin, as adjusted for distribution and servicing expense (refer to page 5), was 33.4%, up from 32.4%.

Consolidated Results for the Fiscal Year to Date

Total revenues for the first six months of fiscal 2008 were $2.4 billion, up 15% from the prior year period ended September 30, 2006, reflecting an increase of 14% in the average AUM and a $37.0 million increase in performance fees.  Net income was $368.5 million, or $2.55 per diluted share, an increase of 23% from $299.7 million, or $2.08 per diluted share for the prior year six- month period.  Higher net income was a result of higher AUM and performance fees, as well as a $13.1 million increase in other non-operating income and a lower effective state income tax rate. Cash income (refer to page 5) was $470.6 million, or $3.25 per diluted share, up 19% from $395.6 million, or $2.74 per diluted share for the prior year period.

The pre-tax profit margin for the first six months was 24.8% versus 23.8% for the six months ended September 30, 2006. The pre-tax profit margin, as adjusted for distribution and servicing expense (refer to page 5), was 34.0%, up from 32.9% for the prior year period.

Comparison to the First Quarter of Fiscal 2008

Revenues declined 3% and net income was 7% lower from the sequential June 2007 quarter, primarily due to a substantial decline in performance fees earned in the quarter. In addition, the prior quarter included a gain on the sale of the Company’s interest in a joint venture and higher levels of other non-operating income.  Performance fees continue to add variability to the Company’s revenue and net income and the $30.1 million decline in these fees reduced diluted earnings per share by approximately $0.06.  Recurring investment advisory fees were 1% higher due to a higher level of average assets under management.  Cash income (refer to page 5) was $231.8 million, or $1.60 per diluted share, compared to $238.9 million, or $1.65 per diluted share, during the first quarter of fiscal 2008.

Operating expenses in the second quarter of fiscal 2008 declined 2% sequentially, primarily reflecting:

▪

A $16 million decline in compensation and benefits expenses primarily related to lower incentive accruals due to decreased performance fees.

▪

Lower advertising and marketing expenses during the quarter.

Margins were negatively impacted primarily as a result of lower levels of performance fees in the current quarter.  The pre-tax profit margin decreased to 24.2% from 25.3%.  The pre-tax profit margin, as adjusted for distribution and servicing expense (refer to page 5), was 33.4%, down from 34.5%.

Business Developments

The Company’s investment managers continue to extend their strategies into new product lines, and also to develop alpha-oriented and alternative offerings, in order to meet clients’ increasing demand for new sources of performance that work in complex market conditions and provide long-term growth opportunities:

▪

Royce & Associates recently expanded its leading suite of small cap equity products to include a global small cap offering, meeting investors’ desire for non-U.S. strategies.

▪

Western Asset Management’s pipeline looks strong, with approximately 30% in non-US product.

▪

During the quarter, the Permal Group continued to have growth in assets from client flows and market appreciation and has most recently seen strong demand in its global fixed-income alternative strategies.

▪

Three different alternatives products will be in the market before year-end.  To complement its existing institutional separate account offering, Batterymarch Financial Management is launching a 130/30 long-short strategy fund. A market neutral strategy is being developed by our emerging markets equity manager, Legg Mason International Equities. Finally, ClearBridge Advisors has also created a 130/30 strategy that utilizes its fundamental research approach.

Our important efforts in the domestic retail market are progressing as we pursue a strong capability in new, expanded distribution among National Broker Dealers (NBD) and independent advisors, along with our existing institutional channels. Since January, there are over 4,100 new NBD financial advisors who are using us to manage money for their clients and we enjoyed our single best month for new advisors using our products in August. We are also doing business with over 3,800 new independent advisors since January 2007.  Importantly, at the same time, our Institutional business is up 24% on a gross basis since the beginning of the calendar year.

Outside the U.S., our business in markets as diverse as Japan and Poland continues to experience AUM growth for the fiscal year to date. Our Japan business has grown its assets by 24% in the past 6 months, and was recently rated #1 in Overall Assessment and Service & Support by a major Japanese rating agency. We have more than tripled our equity AUM in Poland over the past 12 months. Successes in the Americas, Europe and Asia are encouraging signs for future growth.

Balance Sheet

At September 30, 2007, Legg Mason’s cash position was $1.4 billion; long-term debt was $1.0 billion; and stockholders' equity was $6.8 billion.  The ratio of total debt to equity was 15%.

Use of Supplemental Non-GAAP Financial Information

Cash Income

As supplemental information, we are providing a performance measure that is based on a methodology other than generally accepted accounting principles (“non-GAAP”) for “cash income" that management uses as a benchmark in evaluating and comparing the period-to-period operating performance of Legg Mason, Inc. and its subsidiaries.  We define "cash income" as net income, plus amortization and deferred taxes related to intangible assets.  We believe that cash income provides a good representation of our operating performance adjusted for non-cash acquisition related items and it facilitates comparison of our results to the results of other asset management firms that have not engaged in significant acquisitions.  We also believe that cash income is an important metric in estimating the value of an asset management business. In considering acquisitions, we often calculate a target firm’s cash earnings as a metric in estimating its value.  This measure is provided in addition to net income, but is not a substitute for net income and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies.  Further, cash income is not a liquidity measure and should not be used in place of cash flow measures determined under GAAP.  Legg Mason considers cash income to be useful to investors because it is an important metric in measuring the economic performance of asset management companies, as an indicator of value and because it facilitates comparisons of Legg Mason’s operating results with the results of other asset management firms that have not engaged in significant acquisitions.

In calculating cash income, we add the impact of the pre-tax amortization of intangible assets from acquisitions, such as management contracts, to net income to reflect the fact that this non-cash expense does not represent an actual decline in the value of the intangible assets.   Deferred taxes on intangible assets, including goodwill, represent actual tax benefits that are not realized under GAAP absent an impairment charge or the disposition of the related business.  Because we actually receive these tax benefits, we add them to income in the calculation of cash income.  Should a disposition or impairment charge occur, its impact on cash income may distort actual changes in the operating performance or value of our firm.  Accordingly, we monitor changes in intangible assets and goodwill and the related impact on cash income to ensure appropriate explanations accompany disclosures of cash income.

Although depreciation and amortization on fixed assets are non-cash expenses, we do not add these charges in calculating cash income because these charges are related to assets that will ultimately require replacement.

A reconciliation of net income to non-GAAP cash income is presented on page 11.

Pre-Tax Profit Margin Adjusted for Distribution and Servicing Expense

We believe that pre-tax profit margin adjusted for distribution and servicing expense is a useful measure of our performance because it indicates what our margins would have been without the distribution revenues that are passed through to third parties as a direct cost of selling our products, and thus shows the effect of these revenues on our margins. This measure is provided in addition to the Company's pre-tax profit margin calculated under GAAP, but is not a substitute for calculations of margin under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, of other companies. A reconciliation of consolidated pre-tax profit margin, as adjusted, to pre-tax profit margin under GAAP, is presented on page 12.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Mason, will be held at 8:30

a.m., E.D.T. today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-206-6900 (or for international calls 1-703-639-1110) at least 10 minutes prior to the scheduled start to ensure connection.

A replay or transcript of the live broadcast will be available on the Legg Mason web site, in the investor relations section, or by dialing 1-888-266-2081 (or for international calls 1-703-925-2533), access Pin Number 1155504, after completion of the call.

About Legg Mason

Legg Mason is a global asset management firm, with over $1 trillion in assets under management as of September 30, 2007.  The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

LEGG MASON, INC.
News Release – October 24, 2007

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change
				September 2007	September 2007
				Compared	Compared
	September 2007	June 2007	September 2006	to June 2007	to September 2006
Operating Revenues:
Investment advisory fees:
Separate accounts	$ 376,003	$ 380,977	$ 350,814	(1.3)%	7.2%
Funds	590,746	577,285	480,937	2.3	22.8
Performance fees	24,285	54,349	23,687	(55.3)	2.5
Distribution and service fees	177,421	183,498	169,836	(3.3)	4.5
Other	3,896	9,859	5,411	(60.5)	(28.0)
Total operating revenues	1,172,351	1,205,968	1,030,685	(2.8)	13.7

Operating Expenses:
Compensation and benefits	430,231	446,010	368,260	(3.5)	16.8
Distribution and servicing	321,108	321,506	294,267	(0.1)	9.1
Communications and technology	47,747	47,348	41,721	0.8	14.4
Occupancy	31,533	30,693	22,117	2.7	42.6
Amortization of intangible assets	14,375	15,055	17,328	(4.5)	(17.0)
Other	48,939	53,193	51,976	(8.0)	(5.8)
Total operating expenses	893,933	913,805	795,669	(2.2)	12.3

Operating Income	278,418	292,163	235,016	(4.7)	18.5

Other Income (Expense)
Interest income	18,154	16,491	16,047	10.1	13.1
Interest expense	(16,627)	(17,144)	(18,680)	(3.0)	(11.0)
Other	4,252	14,060	6,359	(69.8)	(33.1)
Total other income (expense)	5,779	13,407	3,726	(56.9)	55.1

Income from Operations before
Income Tax Provision and Minority Interests	284,197	305,570	238,742	(7.0)	19.0

Income tax provision	106,574	114,590	95,019	(7.0)	12.2

Income from Operations
before Minority Interests	177,623	190,980	143,723	(7.0)	23.6

Minority interests, net of tax	(159)	35	(47)	n/m	n/m

Net Income	$ 177,464	$ 191,015	$ 143,676	(7.1)	23.5

n/m – not meaningful

[continued on next page]

LEGG MASON, INC.
News Release – October 24, 2007

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	Quarters Ended			% Change
				September 2007	September 2007
				Compared	Compared
	September 2007	June 2007	September 2006	to June 2007	to September 2006
Net income per share:
Basic	$ 1.25	$ 1.34	$ 1.02	(6.7)%	22.5%

Diluted	$ 1.23	$ 1.32	$ 1.00	(6.8)	23.0

Weighted average number of shares
outstanding:
Basic	142,427	142,107	141,229
Diluted	144,627	144,778	144,231

n/m – not meaningful

LEGG MASON, INC.
News Release – October 24, 2007

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	For the Six Months Ended
	September 2007	September 2006	% Change
Operating Revenues:
Investment advisory fees:
Separate accounts	$ 756,980	$ 702,268	7.8%
Funds	1,168,031	966,379	20.9
Performance fees	78,634	41,628	88.9
Distribution and service fees	360,919	349,418	3.3
Other	13,755	9,212	49.3
Total operating revenues	2,378,319	2,068,905	15.0

Operating Expenses:
Compensation and benefits	876,241	747,842	17.2
Distribution and servicing	642,614	574,818	11.8
Communications and technology	95,095	80,160	18.6
Occupancy	62,226	44,280	40.5
Amortization of intangible assets	29,430	34,359	(14.3)
Other	102,132	94,996	7.5
Total operating expenses	1,807,738	1,576,455	14.7

Operating Income	570,581	492,450	15.9

Other Income (Expense)
Interest income	34,645	28,918	19.8
Interest expense	(33,771)	(34,860)	(3.1)
Other	18,312	5,217	251.0
Total other income (expense)	19,186	(725)	n/m

Income from Operations before
Income Tax Provision and Minority Interests	589,767	491,725	19.9

Income tax provision	221,164	191,914	15.2

Income from Operations
before Minority Interests	368,603	299,811	22.9

Minority interests, net of tax	(124)	(100)	24.0

Net Income	$ 368,479	$ 299,711	22.9

n/m – not meaningful

[continued on next page]

LEGG MASON, INC.
News Release – October 24, 2007

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	For the Six Months Ended
	September 2007	September 2006	% Change
Net income per share:
Basic	$ 2.59	$ 2.13	21.6%

Diluted	$ 2.55	$ 2.08	22.6

Weighted average number of shares
outstanding:
Basic	142,255	140,728
Diluted	144,705	144,208

n/m – not meaningful

LEGG MASON, INC.
News Release – October 24, 2007

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF NET INCOME
TO NON-GAAP CASH INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change
				September 2007	September 2007
				Compared	Compared
	September 2007	June 2007	September 2006	to June 2007	to September 2006

Net Income	$ 177,464	$ 191,015	$ 143,676	(7.1)%	23.5%

Amortization of intangible assets	14,375	15,055	17,328	(4.5)	(17.0)
Deferred income taxes on intangible assets	39,957	32,783	30,742	21.9	30.0

Cash Income	$ 231,796	$ 238,853	$ 191,746	(3.0)	20.9

Net Income per Diluted Share	$ 1.23	$ 1.32	$ 1.00	(6.8)	23.0

Amortization of intangible assets	0.10	0.10	0.12	-	(16.7)
Deferred income taxes on intangible assets	0.27	0.23	0.21	17.4	28.6

Cash Income per Diluted Share	$ 1.60	$ 1.65	$ 1.33	(3.0)	20.3

	For the Six Months Ended
	September 2007	September 2006	% Change

Net Income	$ 368,479	$ 299,711	22.9%

Amortization of intangible assets	29,430	34,359	(14.3)
Deferred income taxes on intangible assets	72,740	61,481	18.3

Cash Income	$ 470,649	$ 395,551	19.0

Net Income per Diluted Share	$ 2.55	$ 2.08	22.6

Amortization of intangible assets	0.20	0.24	(16.7)
Deferred income taxes on intangible assets	0.50	0.42	19.0

Cash Income per Diluted Share	$ 3.25	$ 2.74	18.6

LEGG MASON, INC.
News Release – October 24, 2007

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

PRE-TAX PROFIT MARGIN
ADJUSTED FOR DISTRIBUTION AND SERVICING EXPENSE
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change
				September 2007	September 2007
				Compared	Compared
	September 2007	June 2007	September 2006	to June 2007	to September 2006

Operating Revenues, GAAP basis	$ 1,172,351	$ 1,205,968	$ 1,030,685	(2.8)%	13.7%

Less:
Distribution and servicing expense	321,108	321,506	294,267	(0.1)	9.1

Operating Revenues, as adjusted	$ 851,243	$ 884,462	$ 736,418	(3.8)	15.6

Income from Operations before
Income Tax Provision and Minority Interests	$ 284,197	$ 305,570	$ 238,742	(7.0)	19.0

Pre-tax profit margin, GAAP basis	24.2%	25.3%	23.2%
Pre-tax profit margin, as adjusted	33.4	34.5	32.4

	For the Six Months Ended
	September 2007	September 2006	% Change

Operating Revenues, GAAP basis	$ 2,378,319	$ 2,068,905	15.0%

Less:
Distribution and servicing expense	642,614	574,818	11.8

Operating Revenues, as adjusted	$ 1,735,705	$ 1,494,087	16.2

Income from Operations before
Income Tax Provision and Minority Interests	$ 589,767	$ 491,725	19.9

Pre-tax profit margin, GAAP basis	24.8%	23.8%
Pre-tax profit margin, as adjusted	34.0	32.9

LEGG MASON, INC.
News Release – October 24, 2007

LEGG MASON, INC. AND SUBSIDIARIES

ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	Quarters Ended
	September 2007	June 2007	March 2007	December 2006	September 2006
By asset class:
Equity	$ 343.9	$ 352.3	$ 338.0	$ 337.1	$ 315.6
Fixed Income	506.0	479.2	470.9	460.0	440.8
Liquidity	161.7	160.9	159.6	147.7	135.0
Total	$ 1,011.6	$ 992.4	$ 968.5	$ 944.8	$ 891.4

By asset class (average):
Equity	$ 341.6	$ 349.3	$ 338.5	$ 328.5	$ 310.7
Fixed Income	492.2	475.9	465.0	453.0	431.4
Liquidity	160.9	159.7	155.4	143.5	128.2
Total	$ 994.7	$ 984.9	$ 958.9	$ 925.0	$ 870.3

By client domicile:
US	$ 675.7	$ 659.9	$ 644.5	$ 631.4	$ 595.0
Non-US	335.9	332.5	324.0	313.4	296.4
Total	$ 1,011.6	$ 992.4	$ 968.5	$ 944.8	$ 891.4

By division:
Managed Investments	$ 411.4	$ 414.2	$ 403.2	$ 384.8	$ 355.7
Institutional	530.3	506.8	496.3	492.1	471.4
Wealth Management	69.9	71.4	69.0	67.9	64.3
Total	$ 1,011.6	$ 992.4	$ 968.5	$ 944.8	$ 891.4

LEGG MASON, INC.
News Release – October 24, 2007

LEGG MASON, INC. AND SUBSIDIARIES

COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	Quarters Ended
	September 2007	June 2007	March 2007	December 2006	September 2006
Beginning of period	$ 992.4	$ 968.5	$ 944.8	$ 891.4	$ 854.7
Net client cash flows	0.3	1.7	13.6	23.0	14.1
Market performance and other	18.9	23.5	10.4	30.9	22.6
Acquisitions (Dispositions), net	-	(1.3)	(0.3)	(0.5)	-
End of period	$ 1,011.6	$ 992.4	$ 968.5	$ 944.8	$ 891.4

BY DIVISION

	Quarters Ended
Managed Investments	September 2007	June 2007	March 2007	December 2006	September 2006
Beginning of period	$ 414.2	$ 403.2	$ 384.8	$ 355.7	$ 338.1
Net client cash flows	(8.8)	(3.3)	10.2	14.5	8.4
Market performance and other	6.0	14.3	8.2	14.7	9.2
Acquisitions (Dispositions), net	-	-	-	(0.1)	-
End of period	$ 411.4	$ 414.2	$ 403.2	$ 384.8	$ 355.7

Institutional
Beginning of period	$ 506.8	$ 496.3	$ 492.1	$ 471.4	$ 452.0
Net client cash flows	9.9	4.6	2.7	8.9	7.6
Market performance and other	13.6	5.9	1.5	12.2	11.8
Acquisitions (Dispositions), net	-	-	-	(0.4)	-
End of period	$ 530.3	$ 506.8	$ 496.3	$ 492.1	$ 471.4

Wealth Management
Beginning of period	$ 71.4	$ 69.0	$ 67.9	$ 64.3	$ 64.6
Net client cash flows	(0.8)	0.4	0.7	(0.4)	(1.9)
Market performance and other	(0.7)	3.3	0.7	4.0	1.6
Acquisitions (Dispositions), net	-	(1.3)	(0.3)	-	-
End of period	$ 69.9	$ 71.4	$ 69.0	$ 67.9	$ 64.3

LEGG MASON, INC.
News Release – October 24, 2007

LEGG MASON, INC. AND SUBSIDIARIES

COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	For the Six Months Ended		For the Twelve Months Ended
	September 2007	September 2006	September 2007	September 2006
Beginning of period	$ 968.5	$ 867.6	$ 891.4	$ 418.5
Net client cash flows	1.9	7.6	38.6	12.9
Market performance and other	42.5	16.2	83.7	38.5
Acquisitions (Dispositions), net	(1.3)	-	(2.1)	421.5
End of period	$ 1,011.6	$ 891.4	$ 1,011.6	$ 891.4

BY DIVISION

	For the Six Months Ended		For the Twelve Months Ended
Managed Investments	September 2007	September 2006	September 2007	September 2006
Beginning of period	$ 403.2	$ 356.5	$ 355.7	$ 77.0
Net client cash flows	(12.1)	(1.2)	12.7	(12.8)
Market performance and other	20.3	0.4	43.1	14.4
Acquisitions (Dispositions), net	-	-	(0.1)	277.1
End of period	$ 411.4	$ 355.7	$ 411.4	$ 355.7

Institutional
Beginning of period	$ 496.3	$ 444.8	$ 471.4	$ 291.6
Net client cash flows	14.4	10.1	26.0	27.4
Market performance and other	19.6	16.5	33.3	20.9
Acquisitions (Dispositions), net	-	-	(0.4)	131.5
End of period	$ 530.3	$ 471.4	$ 530.3	$ 471.4

Wealth Management
Beginning of period	$ 69.0	$ 66.3	$ 64.3	$ 49.9
Net client cash flows	(0.4)	(1.3)	(0.1)	(1.7)
Market performance and other	2.6	(0.7)	7.3	3.2
Acquisitions (Dispositions), net	(1.3)	-	(1.6)	12.9
End of period	$ 69.9	$ 64.3	$ 69.9	$ 64.3

Note: Immaterial differences may result from the rounding of quarterly amounts.